UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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                    CH Energy Group, Inc.
(Name of Registrant as Specified In Its Charter)

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On April 16, 2009, CH Energy Group, Inc. issued the following press release.

April 16, 2009

For Release: Immediately
Contacts:
            Investors: Stacey Renner, 845-486-5730
            News Media: Denise D.VanBuren, (845) 471-8323

Leading Proxy Advisory Firm RiskMetrics Group Recommends
Shareholders Vote for CH Energy Group's Director Nominees

POUGHKEEPSIE, N.Y - CH Energy Group, Inc. (NYSE: CHG) today announced that RiskMetrics Group (formerly Institutional Shareholder Services) recommends that CH Energy Group’s shareholders vote FOR CH Energy Group’s director nominees - Manuel J. Iraola, E. Michel Kruse and Ernest R. Verebelyi – and FOR the adoption of all proposals at CH Energy Group’s 2009 Annual Meeting of Shareholders to be held on April 28, 2009. RiskMetrics Group is a leading proxy advisory firm whose recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries throughout the country.

CH Energy Group urges shareholders to vote FOR the Company’s director nominees and proposals by signing, dating and returning the WHITE proxy card today.

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About CH Energy Group, Inc.

CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy. Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 111,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area. CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, a biomass plant in upstate New York, and is currently developing a landfill-gas energy facility in Auburn, NY.